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                October 18, 2021

       Michael O'Connor
       Chief Executive Officer
       Rainmaker Worldwide Inc.
       271 Brock Street
       Peterborough, Ontario Canada K9H 2P8

                                                        Re: Rainmaker Worldwide
Inc.
                                                            Registration
Statement on Form 10
                                                            Filed July 19,
2021, as amended
                                                            File No. 000-56311

       Dear Mr. O'Connor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Manufacturing
       cc:                                              Arthur Marcus